Exhibit e (iv)

USAA Investment Management Company
9800 Fredericksburg Road
San Antonio, TX  78288

Gentlemen:

Pursuant to paragraph 12 of the Underwriting Agreement dated as of June 25, 1993, as amended, between USAA Mutual Funds Trust (the Trust), formerly known as USAA State Tax-Free Trust, and USAA Investment Management Company (the Underwriter), please be advised that the Trust has established two new series of its shares (New Funds) as set forth below:

__________________________________________________

USAA Target Retirement 2060 Fund
USAA Flexible Income Fund
________________________________________________

Please be further advised that the Trust desires to retain the Underwriter to sell and distribute shares of the New Funds and to render other services to the New Funds as provided in the Underwriting Agreement.

Please state below whether you are willing to render such services as provided in the Underwriting Agreement.

                                                                                       USAA MUTUAL FUNDS TRUST

Attest:                                                                           By:
           Adym Rygmyr                                                         Daniel S. McNamara
           Secretary                                                                  President

Dated:  July x, 2013

We are willing to render services to the New Funds as set forth in the Underwriting Agreement.

                                                                                                USAA INVESTMENT MANAGEMENT
COMPANY

Attest:                                                                 By:
                Adym Rygmyr                                                        Brooks Englehardt
Secretary                                                                  Vice President

Dated:  July x, 2013